UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2014

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities.

On June 17, 2014, the Federal Agricultural Mortgage Corporation (“Farmer Mac”) priced an offering of $75 million (3,000,000 shares) of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (the “Preferred Stock”). The holders of the Preferred Stock will be entitled to receive a non-cumulative quarterly cash dividend, initially at a fixed rate of 6.000% per year from the original issue date to, and including, July 17, 2024, and thereafter, at a floating rate equal to three month U.S. dollar LIBOR plus 3.26% per year, when, as, and if declared by the Board of Directors of Farmer Mac. The Preferred Stock has a liquidation preference of $25.00 per share, and the aggregate consideration to Farmer Mac for the Preferred Stock upon settlement will be $73,520,250 in cash ($75 million in gross proceeds less underwriting discount). The settlement date for the Preferred Stock offering is expected to be June 20, 2014.

The Preferred Stock was offered in reliance on an exemption from registration under Section 3(a)(2) of the Securities Act of 1933, as amended, because Farmer Mac, a Congressionally-charted corporation, is supervised by and acting as an instrumentality of the United States pursuant to authority granted by Congress. The Preferred Stock is not convertible or exchangeable into any other class or series of equity of Farmer Mac.

Item 7.01.    Regulation FD Disclosure.

On June 17, 2014, Farmer Mac issued a press release to announce the pricing of the offering of the Preferred Stock. A copy of the press release is attached to this report as Exhibit 99.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

99    Press Release, dated June 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Stephen P. Mullery
Name: Stephen P. Mullery
Title: Senior Vice President – General Counsel

Dated: June 17, 2014